Exhibit 10.4

Loan Contract
Party A (borrower): Shandong Yongchuntang Biologic Science & Technology Co., Ltd. (hereinafter Party A)

Party B (lender): Shandong Spring Medicine Co., Ltd. (hereinafter Party B)

As Party A gets some difficulties in floating capital, Party A and Party B reached the following agreement on the loan and conclude the following contact under the principle of equality, voluntary and consensus.
(1) Party B will lend RMB (capital) RMB FORTY-FIVE MILLION ONLY to Party A and will hand over to Party A before 20 October 2009.
(2) This loan shall be used as the floating capital for production and operation of Party B.
(3) This loan is provided to ensure that Party A can provide goods to Party B  on time and guarantee the quality and quantity. No interest shall be charged in the period of loan stipulated in the contract.
(4) Loan term: one year.   Payment due date: before 31 October 2010.
(5) Liability of breach of contract: If Party A fails to repay the loan at the stipulated time, Party B shall charge 0.5% interest based on the remaining balance.
(6) Settlement of disputes: Any dispute shall be settled through friendly negotiation. In case no settlement is reached, this dispute shall be settled in the people’s court where Party B is located.
The contract shall become effective as of the date when it is signed by the Parties. This contract is made in two copies. Each Party keeps one. The contract text has the equal legal effect.
Party A (seal):	Party B (seal):
Chief (signature):	Chief (signature):

Seal of Shandong Yongchuntang Biologic Science & Technology Co., Ltd.
Seal of Shandong Spring Medicine Co., Ltd.

Date of signing the contract: 2 October 2009